UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 10, 2024

STAAR Surgical Company

(Exact Name of Registrant as Specified in Charter)

Delaware	0-11634	95-3797439
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25651 Atlantic Ocean Drive Lake Forest, California		92630
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 626-303-7902

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	STAA	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1 933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2024, the Board of Directors (the “Board”) of STAAR Surgical Company (the “Company”) voted to increase the size of the Board from six (6) directors to eight (8) directors and appointed to the Board two new directors, Arthur Butcher and Wei Jiang, effective March 12, 2024.

Arthur Butcher, age 53, brings to the Company extensive medical device marketing, strategy and product development experience, including significant business experience in Asia. Mr. Butcher currently serves as Executive Vice President and Group President, MedSurg and Asia Pacific for Boston Scientific, a position he has held since May 2022. Prior to his current role, Mr. Butcher served as Boston Scientific’s Executive Vice President and President, Asia Pacific, from February 2020 to May 2022, and was responsible for commercialization of the company’s full portfolio of products across all divisions in the Asia Pacific region. Mr. Butcher joined Boston Scientific in 1997, and he has held management roles with increasing responsibility and has deep experience across the company’s divisions. He currently serves as a member of the Board of Directors of Acotec Scientific Holdings Limited, listed publicly on the Hong Kong Stock Exchange. Mr. Butcher received a B.A. in International Relations from the University of Pennsylvania and an M.B.A. from Columbia University.

Wei Jiang, age 60, brings to the Company more than 25 years’ experience in the pharmaceutical and medical device industries, with particular focus in China and the Asia/Pacific region. Mr. Jiang most recently served as Executive Vice President and President, Bayer Pharmaceuticals Region China & APAC, and President, Bayer Group Greater China Region, until his retirement in 2021. Prior to joining Bayer in 2012, he held various senior positions at AstraZeneca, culminating in his role as Senior Vice President, China operations. Prior to that, Mr. Jiang served as Managing Director, China operations at Guidant Corporation and in various roles at Eli Lilly & Company including Marketing Director, China Operations. He currently serves as a member of the Board of Directors of Waters Corporation, listed publicly on the New York Stock Exchange. Mr. Jiang received a B.BA. in business administration from Campbell University in North Carolina and an M.A. in economics from Indiana State University.

The appointment of each of Messrs. Butcher and Jiang to the Board was not the result of any arrangement or understanding with any other person or entity. There are no transactions between Mr. Butcher or Mr. Jiang, nor any member of their immediate families, and the Company or any of its subsidiaries.

The Board also voted to provide each of Messrs. Butcher and Jiang with the standard director compensation for a non-employee director, pro-rated for the remaining portion of the 2023-2024 term.

In addition, director K. Peony Yu has indicated that she does not intend to stand for re-election to the Board upon the expiration of her term as a director at the Corporation’s 2024 Annual Meeting of Shareholders (the “Annual Meeting”). The Board voted to nominate for re-election to the Board at the Annual Meeting directors Arthur Butcher, Stephen Farrell, Thomas Frinzi, Wei Jiang, Aimee Weisner, Elizabeth Yeu, and Lilian Zhou. In addition, the Board voted to reduce the size of the Board from eight (8) directors to seven (7) directors upon the expiration of Dr. Yu’s term as a director.

Item 7.01 Regulation FD Disclosure.

On March 12, 2024, the Company issued a press release regarding the appointment of Messrs. Butcher and Jiang to the Board. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by this reference.

The information furnished herewith pursuant to Item 7.01 of this Current Report, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in Item 7.01 of this Current Report and Exhibit 99.1 shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release of the Company dated March 12, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAAR Surgical Company

March 12, 2024	By:	/s/ Tom Frinzi
Thomas G. Frinzi
President and Chief Executive Officer